UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2004

DIGITAL LIGHTWAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21669	95-4313013
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

15550 Lightwave Drive
Clearwater, Florida 33760
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (727) 442-6677

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

Pursuant to an action by written consent of the Board of Directors (the "Board") of Digital Lightwave, Inc. ("Digital") dated effective as of February 26, 2004, the Board appointed Jeffrey S. Chisholm to fill a vacancy on the Board and to serve as a member of the Board until the next annual meeting of stockholders, or until his successor is duly elected and qualified. Following Mr. Chisholm’s appointment to the Board, also effective February 26, 2004, the Board appointed Mr. Chisholm to serve as chairman of its audit committee.

Mr. Chisholm has served as an independent consultant since 2001. His areas of expertise include corporate turnarounds, positioning and brand building, sourcing, as well as managing strategic alliances and all aspects of corporate governance with experience in corporate retail and financial services, including investment/trading risk management, quantitative analysis/decision support, securities lending and custody, and relationship management. From 1971 to 2001, Mr. Chisholm held various positions with the Bank of Montreal, ultimately serving as Vice Chair of the Personal Commercial Client Group. Mr. Chisholm currently serves as Executive Chairman of Dexit Inc., as a director and Chair of the Audit Committee of Certicom Inc., as an Executive in Residence at the University of Western Ontario's Ivey School of Business, as a director and member of the Executive Committee of CareerEdge, as Director of The Financial Institutions Centre at The Wharton School, and as Chairman of Quantitative Asset Management Group.

As previously disclosed, Digital was not in compliance with the independent director and audit committee requirements for continued listing on The Nasdaq National Market under the Nasdaq National Market’s ("Nasdaq") Marketplace Rules 4350(d)(2) (the "Rule"). As a result of Mr. Chisholm’s appointment to the Board and its audit committee, Nasdaq has informed Digital that Digital complies with the Rule. Additional details regarding Digital’s previous noncompliance with the Rule are set forth in Digital’s Proxy Statement on Schedule 14A filed on December 31, 2003 under "Proposal One - Board Meetings and Committees."

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)     Financial Statements of Businesses Acquired.

    Not applicable.

(b)     Pro Forma Financial Information.

    Not applicable.

(c)      Exhibits.

    Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIGHTWAVE, INC.

Date: March 15, 2004	By: /s/ James Green

James Green

Chief Executive Officer
and President